PRICING SUPPLEMENT NO. 96                                      Rule 424(b)(3)
DATED: January 5, 1998                                   File No. 333-31277
(To Prospectus dated August 13, 1997
and Prospectus Supplement dated August 13, 1997)

                                 $5,180,520,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B
             WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE


Principal Amount: $25,000,000   Floating Rate Notes [_]  Book Entry Notes [x]

Original Issue Date: 1/05/98    Fixed Rate Notes [x]     Certificated Notes [_]

Maturity Date: 1/05/2018

Option to Extend Maturity:      No  [x]

                                Yes [_]   Final Maturity Date:


                                          Optional           Optional
                       Redemption         Repayment          Repayment
Redeemable On          Price(s)           Date(s)            Price(s)
-------------          -----------        ---------          ---------

*                      N/A                N/A                N/A


Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:  0.00%

Interest Payment Dates: **

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                                Maximum Interest Rate:

[_]         Commercial Paper Rate                   Minimum Interest Rate:

[_]         Federal Funds Rate                      Interest Reset Date(s):

[_]         Treasury Rate                           Interest Reset Period:

[_]         LIBOR Reuters                           Interest Payment Date(s):

[_]         LIBOR Telerate

[_]         Prime Rate

[_]         CMT Rate

Initial Interest Rate:                              Interest Payment Period:

Index Maturity:

Spread (plus or minus):
--------------------------------------

* Commencing January 5, 1999 and on semi-annual dates thereafter, the Notes may be called, in whole but not in part, at varying prices (see Schedule A below) at the option of the Company on nine days' calendar notice.

**       At maturity or call.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                                   SCHEDULE A


Year 0:            20.6296%               Year 10.5:           47.2480%
Year 1:            22.3237%               Year 11:             49.1497%
Year 1.5           23.2222%               Year 11.5:           51.1280%
Year 2:            24.1569%               Year 12:             53.1859%
Year 2.5:          25.1293%               Year 12.5:           55.3266%
Year 3:            26.1407%               Year 13:             57.5535%
Year 3.5           27.1929%               Year 13.5:           59.8700%
Year 4:            28.2874%               Year 14:             62.2798%
Year 4.5:          29.4260%               Year 14.5:           64.7866%
Year 5:            30.6103%               Year 15:             67.3942%
Year 5.5:          31.8424%               Year 15.5            70.1069%
Year 6:            33.1241%               Year 16:             72.9287%
Year 6.5:          34.4573%               Year 16.5:           75.8640%
Year 7:            35.8442%               Year 17:             78.9176%
Year 7.5:          37.2870%               Year 17.5:           82.0940%
Year 8:            38.7878%               Year 18:             85.3983%
Year 8.5:          40.3490%               Year 18.5:           88.8356%
Year 9:            41.9730%               Year 19:             92.4112%
Year 9.5:          43.6624%               Year 19.5:           96.1307%
Year 10:           45.4198%               Year 20:             100.000%



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